FOR FURTHER INFORMATION CONTACT:
Michael A. Bender
SVP, Chief Financial Officer
(480) 315-6634
Investorrelations@spiritrealty.com
Press Release
Spirit Realty Capital Declares Increased Cash Dividend for Fourth Quarter 2013

Scottsdale, AZ, December 17, 2013 -Spirit Realty Capital, Inc. (NYSE: SRC), a real estate investment trust that invests in single-tenant, operationally essential real estate, announced today that its Board of Directors has declared a $0.16625 per share cash dividend on its common stock for the fourth quarter 2013. This dividend equates to an annualized dividend of $0.665 per share and represents a 1.33% increase to the annualized dividend paid since completion of the company’s initial public offering in September 2012. The dividend will be paid on January 15, 2014 to shareholders of record as of December 31, 2013.
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About Spirit Realty Capital
Spirit Realty Capital was formed in 2003 to invest in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital completed its initial public offering in September 2012 and trades under the symbol “SRC” on the New York Stock Exchange. Spirit Realty Capital has an estimated enterprise value of $7.0 billion comprising a diverse portfolio of 2,083 properties across 48 states as of September 30, 2013. There are approximately 370.4 million shares of Spirit Realty Capital common stock outstanding as of September 30, 2013. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

Forward-Looking and Cautionary Statements
Statements contained in this press release that are not historical facts are forward-looking statements. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, our continued ability to source new investments, risks associated with using debt to fund the company’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the real estate markets), risks related to the recent significant merger we completed, our ability to integrate the portfolios, disruption from the merger making it more difficult to maintain business and operational relationships, unknown liabilities acquired in connection with the acquired properties of the merger counterparty, portfolios of properties, or interests in real-estate related entities, and those discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including the pre-merger entities’ Annual Reports on Form 10-K, as well as the Company’s press releases, which can be found on the Company’s website at www.spiritrealty.com. The Company expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.